Sheet1

ML Variable Series Funds, Inc.
Series Number: 10
File Number: 811-3290
CIK Number: 355916
Domestic Money Market Fund
For the Period Ending: 06/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/18/2000	$4,750	CIT Group Holdings	5.00%	04/24/2001
05/30/2000	5,000	Kitty Hawk Funding Corp.	6.61	07/18/2000
06/01/2000	3,598	Kitty Hawk Funding Corp.	6.61	07/18/2000
06/02/2000	8,236	Apreco, Inc.	6.59	07/27/2000
06/15/2000	3,936	Enterprise Funding Corp.	6.60	09/05/2000
06/19/2000	7,550	Edison Asset Securitiz	6.60	08/11/2000

Last Updated on 08/29/2000
By Win95 User